Exhibit 10.21
MANAGEMENT AGREEMENT
     THIS AGREEMENT is made as of March 31, 2006, by and between United Bio Energy Fuels, LLC, a Kansas limited liability company (the “Company”), and CHS Inc., a Minnesota corporation (“Manager”).
W I T N E S S E T H:
     WHEREAS, the Company engages in the marketing of ethanol and biodiesel fuels (the “Business”); and
     WHEREAS, effective March 31, 2006, CHS Inc. purchased a membership interest in the Company, and the members of the Company (the “Members”) simultaneously therewith amended and restated the Company’s operating agreement in the form of that certain Amended and Restated Operating Agreement dated March 31, 2006 (the “Operating Agreement”); and
     WHEREAS, the Operating Agreement authorizes the Members to elect a manager to operate and manage the Business and pursuant to Section 6.1 of the Operating Agreement, the Members have so elected Manager; and
     WHEREAS, this Agreement describes the terms and conditions, including compensation, under which Manager will act as the manager of the Company.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and intending to be legally bound, the Company and Manager agree as follows:
ARTICLE I
Engagement
     1.1 Engagement. Subject to the terms and conditions set forth herein and in the Operating Agreement, the Company hereby designates and appoints Manager, and Manager accepts such designation and appointment, as the Company’s sole and exclusive agent, to operate and manage the Business.
ARTICLE II
Management Services
     2.1 General. Manager hereby agrees that it will use its best efforts to operate and manage the Business. Manager shall, subject to the authority of the Members of the Company under the Operating Agreement, have full authority and power to perform such services and take such actions as are necessary to the operation and management of the Business or as are customary to the operation and management of businesses of the same type as the Business including, without limitation:

     (i) to oversee operations of the Business, including budget preparation in accordance with Section 2.2 hereof, supervision of personnel (as hereinafter defined), strategic planning, and establishment of employee and Business productivity objectives;
     (ii) to establish policies, direction and strategies on products, pricing and sales commitments, as applicable;
     (iii) to enter into contracts on behalf of the Company, including but not limited to marketing agreements, sales agreements and leases, and to otherwise conduct sales activities;
     (iv) to assist personnel with advertising and promotion of Business, and all customer relations matters;
     (v) subject to Section 2.2, to purchase in the name of the Company any items required in connection with the operation of the Business;
     (vi) to select, purchase, lease and arrange on behalf of the Company for the storage and transportation of ethanol and biodiesel fuels;
     (vii) to inspect, store and control the inventory of ethanol and biodiesel fuels and other materials of the Business;
     (viii) to supervise maintenance, bulk loading, administration, transfers of ethanol and biodiesel fuels from storage related to the Business, laboratory services and quality assurance;
     (ix) to develop, maintain, manage and review the Company’s financial records and controls and manage the Company’s finances generally;
     (x) To provide corporate services to the Company, including but not limited to legal, financial, accounting, human resource, administrative and other services;
     (xi) to purchase in the name of the Company property and casualty insurance as provided in Section 2.4 hereof ;
     (xii) to prepare and file the Company’s tax returns, pay from the Company’s assets any and all income, property and payroll taxes of the Company and to collect excise taxes and submit the same to the federal and state governments;
     (xiii) to engage in customer credit control and management activities, including collection activities;
     (xiv) to bill and supervise the collection for the benefit of the Company of all payments due from customers and otherwise due with respect to the Business;

     (xv) to disburse, from the Company’s assets, amounts due and payable as expenses of the Business, including fees payable to Manager pursuant to Article IV of the Agreement;
     (xvi) to obtain and maintain all licenses and permits required in connection with the management and the operation of the Business and the undertaking of the Business;
     (xvii) subject to Article III hereof, to borrow, in the Company’s name, money or otherwise obtain credit and other financial accommodations;
     (xviii) subject to the provisions of Section 2.2, to take any steps necessary to ensure compliance with any and all statutes, regulations orders or requirements affecting the Business issued or adopted by any federal, state, county or municipal authority having jurisdiction over the Company and to execute and file when due all reports and returns required to be filed by such regulators, orders or requirements;
     (xix) to perform internal audit review and accounting services related to the foregoing;
     (xx) to prepare and make reports to the Members regarding the foregoing as described in Section 2.7(c); and
     (xxi) to retain outside expertise, including but not limited to tax advisors, independent consultants, or contractors when deemed necessary by the Manager.
     2.2 Preparation of Annual Business Plan.
          (a) Not less than thirty (30) days before the beginning of each new fiscal year of the Company, Manager shall prepare and deliver to the Member Representatives (as defined in the Operating Agreement) a proposed business plan (the “Proposed Business Plan”), which shall include an operating budget setting forth an itemized statement of the estimated revenues and expenses for the following year for the Company, a proposed capital budget setting forth the estimated capital expenditures of the Company for the following year, a projection of the earnings before taxes for the following year (after application of the Management Fee, as hereinafter defined). Not more than twenty (20) days after submission, the Members of the Company shall meet to consider and approve the Proposed Business Plan. If the Company acting in good faith requests modifications to the Proposed Business Plan, Manager shall prepare a revision to the Proposed Business Plan reflecting such modifications. Until the Proposed Business Plan is approved by the Company, Manager shall operate on the basis of the operating budgets approved for the prior fiscal year, except for expenses related to personnel, which may be increased based upon existing competitive conditions, and expenses relating to ethanol and biodiesel fuels, taxes, insurance and utilities, which may be increased based upon existing competitive conditions. Until the Proposed Business Plan is approved by the Company, Manager shall have authority only to expend funds on previously approved projects or on capital items of a recurring nature in an amount consistent with the prior year’s capital budget. The

Proposed Business Plan, as approved or modified, as the case may be, shall be referred to herein as the “Business Plan.” The operating and capital budgets included in the Business Plan shall constitute the operating and capital budgets under which Manager shall provide services to the Company for the following year. Manager makes no guaranty or warranty as to the accuracy of any Business Plan, which the Company acknowledges and agrees is based only on good faith estimates of the future financial condition and operating performance of the Company.
          (b) With respect to the operating budget, Manager shall use its commercially reasonable efforts to operate within the amounts budgeted therein and, except as provided in Section 2.2(c) below, shall not knowingly cause actual operating expenses to exceed the budgeted annual operating expenses by more than 5% of such budgeted operating expenses without the prior written approval of the Company. With respect to the capital budget, Manager shall not knowingly cause capital expenditures to exceed the scope and levels provided for therein without the prior written approval of the Company.
          (c) Notwithstanding the foregoing provisions, the parties hereby agree that if, in Manager’s good faith opinion, an emergency threatens the Business, Manager is authorized to act reasonably to remedy such emergency or mitigate the effects of such emergency without regard to such budgets. Manager shall promptly notify the Company as promptly as practicable of the existence of any such emergency or any such action.
     2.3 Employees. Employees of Manager shall perform all of the functions necessary to manage and operate the day-to-day activities of the Business, and to maintain the Business in conformity with the best industry practices and applicable law. Manager shall have the authority to hire, train, supervise and discharge employees as it deems appropriate in order to operate and manage the Business. The day-to-day activities at the Business include, but are not limited to, general management, selling and marketing activities of products and by-products, and all of the operational functions of the Business necessary to market ethanol and biodiesel fuels. All employees of Manager shall be bound by the same standard of care imposed on Manager by this Agreement and a breach by any employee of Manager of such standard of care shall be deemed to be a breach by Manager.
     2.4 Insurance. Manager shall cause to be placed and kept in force, at the Company’s expense, such insurance as shall be deemed necessary or appropriate by Manager for the Business, with Manager named as additional insured, including but not limited to commercial general liability insurance, casualty insurance and worker’s compensation insurance. In connection with the preparation of the Company’s annual budget, Manager shall report to the Company on the nature and scope of the Company’s insurance coverage. Manager shall promptly investigate and make a full written report to the Company and any insurance carrier as to all accidents, claims for damage relating to operations of the Business and the ownership of its property, and any damage or destruction to such property and the estimated cost of repair thereof, and shall prepare any and all reports required by any insurance company in connection therewith. Manager is authorized to settle or adjust any claim not in excess of an aggregate of $50,000 in any fiscal year, but for claims greater than such amount, Manager shall act only with the prior written approval of the Company. Manager shall promptly notify the Company of all settlements or adjustments of claims.

     2.5 No Guaranty by Manager. The Company acknowledges that Manager does not guaranty the payment of any obligations due to, or payable by, the Company.
     2.6 Records. Manager shall maintain a system of office records, books and accounts relating to its management of the Business. Manager is authorized to maintain some of such records, books and accounts at its offices. All such records, books and accounts shall be maintained on a basis that is consistent with the Company’s fiscal year. The Company shall have at all reasonable times access to and the right to make copies of such records, books and accounts and all vouchers, files and other material pertaining to the Business, all of which Manager agrees to use its commercially reasonable efforts to keep safe, available and separate from any records not having to do with the Business.
     2.7 Reports.
          (a) Monthly Reports and Other Reports. Not later than twenty (20) days after the end of each month, Manager shall provide to the Company income statements, balance sheets and statements of cash flow, all prepared in accordance with generally accepted accounting principles. Manager shall promptly prepare and deliver to the Company such other reports as the Company may reasonably request. Manager shall promptly deliver to the Company any notice Manager receives regarding any default under any contractual arrangement of the Company, and copies of notices or any legal process addressed to or intended for the Company or its successors, with respect to any claim or legal action affecting the Business.
          (b) Annual Report. Within thirty (30) days after the end of each fiscal year of the Company, Manager shall deliver to the Company sufficient financial information regarding the Company showing the results of operations of the Company, including income statements, balance sheets and statements of cash flow, all prepared in accordance with generally accepted accounting principles.
          (c) Reports on Demand. Within a reasonable time upon written request, Manager shall promptly prepare and deliver to all Members any report, information, or document relating to the Business reasonable requested by any Member.
     2.8 Legal Proceedings. Manager shall have the authority to adjust, compromise, settle or refer to arbitration any claim by or against the Company or any of its assets, and to institute, preserve and defend any legal action or arbitration proceeding involving the Company, provided that such claim, legal action or arbitration proceeding arises in the ordinary course of the Business and involves a claim for monetary damages not in excess of $50,000. For claims greater than $50,000 or for claims not involving monetary damages, Manager shall act only with the prior written approval of the Company.
     2.9 Force Majeure. Manager shall not be liable for any failure to perform its obligations under this Agreement if such failure is due to fire, act of God, strike, lock-out or other industrial disturbance, war, riot, civil insurrection or other cause beyond the control of Manager.

ARTICLE III
Actions Requiring Consent of the Company
     3.1 Notwithstanding anything to the contrary in this Agreement, Manager agrees that it shall not take any of the following actions without prior written approval of the Company:
          (a) The purchase or other acquisition by the Company of (other than in the ordinary course of business or as contemplated in the Business Plan) (i) any personal property with a cost or market value, whichever is greater (or aggregate cost or market value in the case of related items or transactions) in excess of $50,000, or (ii) any real property;
          (b) The borrowing of funds or the pledge, mortgage or other encumbrance of the Company assets, in excess of $50,000;
          (c) The assignment, transfer, pledge, settlement, compromise, release or discharge of any claim held by or debt due the Company, other than in the ordinary course of business;
          (d) The creation of any obligation of the Company as a surety, guarantor or accommodation party to any obligation;
          (e) The making of any assignment for the benefit of creditors, filing of bankruptcy or similar action;
          (f) The formation of or participation by the Company in any further limited liability companies, limited or general partnerships, joint ventures or other relationships;
          (g) the merger or consolidation of the Company with or into any other entity;
          (h) The sale, lease or other disposition by the Company of (other than in the ordinary course of business) (i) any personal property with a cost or market value, whichever is greater (or aggregate cost or market value in the case of related items or transaction) in excess of $50,000, or (ii) any real property; and
          (i) The approval for the Company to enter into any transaction with any Member of the Company or with any affiliate of a Member other than this Agreement.

ARTICLE IV
Compensation
     4.1 Management Fee. The Company shall pay to Manager a management fee equal to the cost to Manager of providing all services hereunder including, but not limited to the cost of corporate services and all costs of employees and others and a reasonable allocation of administrative and corporate overhead (the “Management Fee”), with the Management Fee determined (a) on an annual basis and by mutual agreement of the Company and Manager in connection with the evaluation and approval of the Proposed Business Plan and (b) for the period from the date of this Agreement to the approval of the first Proposed Business Plan following the date of this Agreement, the Manager shall deliver to the Company for review and approval no later than April 30, 2006 a statement of the Management Fee for such period and such statement shall set forth in reasonable detail the elements of, and dollar value associated with, the Management Fee for such period. The Management Fee shall be paid monthly.
     4.2 Expense Reimbursement. The Company shall reimburse Manager for all reasonable expenditures (whether incurred directly by Manager or indirectly in connection with the provision of goods and services by third parties) which are attributable to the Company in connection with Manager’s operation and management of the Business and that are not otherwise costs included in the Management Fee.
ARTICLE V
Term and Termination
     5.1 Term. The term of this Agreement shall be for the period commencing on the date of execution of this Agreement and terminating on the earlier of (i) the date of any termination pursuant to Section 5.2 or Section 5.3 below; or (ii) the dissolution of the Company.
     5.2 Termination by the Company. This Agreement shall, at the option of Company by sixty (60) days’ written notice to Manager, terminate upon occurrence of any one of the following events:
          (a) The filing of a petition in bankruptcy or arrangement of reorganization by or against Manager, or the making of an assignment by Manager for the benefit of creditors or the taking advantage of any insolvency act by Manager; or
          (b) the violation by Manager of any material provision of this Agreement which is not cured within thirty (30) days of written notice of such violation, or, if such violation is not reasonably curable within such thirty (30) day period, the failure by Manager to commence the curing thereof and to pursue the same to completion;
          (c) upon CHS Inc. ceasing to be a Member of the Company.
     5.3 Termination by Manager. This Agreement shall, at the option of Manager, by sixty (60) days’ written notice to the Company, terminate upon occurrence of any one of the following events:

          (a) the filing of a petition in bankruptcy or an arrangement of reorganization by or against the Company, or the making an assignment by the Company for the benefit of creditors or the taking advantage of any insolvency act by the Company; or
          (b) the violation by the Company of any material provision of this Agreement, not caused by Manager, which is not cured within thirty (30) days of written notice of such violation, or, if such violation is not reasonably curable within such thirty (30) day period, the failure by the Company to commence the curing thereof and to pursue the same to completion.
ARTICLE VI
Miscellaneous Provisions
     6.1 Limitation of Liability. Neither party shall be liable to the other party for any error of judgment or mistake of law or of fact or for any loss incurred by such other party in connection with matters to which this Agreement relates, except a loss resulting from gross negligence or willful misconduct on the part of such party.
     6.2 Indemnification. The Company shall indemnify, defend and hold harmless Manager and its officers, directors, employees, agents and other persons or entities from and against any and all losses, liabilities, claims, damages, costs and expenses, including reasonable attorneys’ fees and other expenses of litigation (collectively, “Losses”) to which Manager or such other person may become subject to in connection with the provision by Manager or such other person of services hereunder, including, without express or implied limitation, any Losses relating to (i) any claims of, or actions brought by, third parties which relate to the Business and (ii) claims or actions of or against any employee of the Company which relate to the Business or such employee’s employment; provided, however, that such indemnity shall not be available in the event of gross negligence, fraud or willful or intentional misconduct on the part of Manager in its operation and management of the Business.
     Manager shall indemnify, defend and hold harmless the Company and its officers, directors, managers, employees, agents and other persons or entities from and against any and all Losses to which the Company or such other person may become subject to in connection with or as a result of the provision by Manager or such other person of services hereunder to the extent such Losses relate to (i) gross negligence, fraud or willful or intentional misconduct by Manager and/or (ii) claims or actions of or against any employee, customer, officer, director or agent of Manager which relate to the Business or such employee’s employment by Manager; provided, however, that such indemnity shall not be available in the event of gross negligence, fraud or intentional or willful misconduct on the part of Company.
     6.3 Working Capital Financing. Manager shall obtain working capital financing options to be reviewed by the Company, and Manager may provide working capital financing to the Company at cost including interest and related fees paid by Manager and subject to a loan agreement containing a maximum disbursement amount and other covenants, terms and conditions to be mutually agreed upon.

     6.4 Relationship of Manager to Company. Manager’s services under the provisions of this Agreement shall be performed by Manager as an independent contractor, and nothing contained in this Agreement shall be deemed to render Manager, solely by virtue of this Agreement, a Member, joint venture partner, associate, or employee of the Company, or create any other relationship between Manager and the Company, expressed or implied.
     6.5 Assignment. Neither party hereto may assign its rights or its duties hereunder, without the prior written consent of the other party hereto, except that Manager may assign its rights and duties hereunder without first obtaining such consent in connection with an assignment to any entity controlled solely by Manager. Furthermore, Manager may assign its rights or its duties hereunder, directly or indirectly, with the written consent of the Company, which consent shall not be unreasonably withheld.
     6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to the conflict of laws provisions thereof.
     6.7 Notices. Any notice, request, consent, approval, waiver or other communication to a party hereunder shall be in writing and shall be deemed duly provided to such party if sent to such party at the address listed below via certified mail, return receipt requested, hand delivery, overnight courier, or facsimile transmission with confirmation copies sent by one of the other means listed:

If to Manager:	CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN 55077
Attn: Don Olson
Facsimile: 866-498-9738

With a copy to:	CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN 55077
Attn: Lisa A. Zell
Facsimile: 651-355-4554

If to the Company:	United Bio Energy Fuels, LLC
5500 Cenex Drive
Inver Grove Heights, MN 55077
Attn: Chief Executive Officer
Facsimile:

With a copy to:	US BioEnergy Corporation
111 Main Avenue, Suite 200
Brookings, SD 57006
Attn: Gorden W. Ommen
Facsimile: 605-696-3153 and

Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South 8th Street
Minneapolis, MN 55402-2274
Attn: April Hamlin
Facsimile: 612-371-3207
     6.8 Amendments. This Agreement may not be modified or amended except by a written agreement signed by the parties hereto.
     6.9 Authority. Each party hereto represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it.
     6.10 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Company and Manager and their respective successors and permitted assigns.
     6.11 Waiver. The waiver by any party of a default or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach of the same provision or of any other provision of this Agreement.
     6.12 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.
     6.13 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the matters covered hereby, and all prior agreements, negotiations and commitments, if any, between the parties with respect to the matters covered hereby and are superseded by this Agreement.
     6.14 Severability. If any provision (or part thereof) of this Agreement shall be adjudicated to be invalid or unenforceable in any action or proceeding then such provision (or part thereof) shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement both valid and enforceable.
     6.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by their other parties hereto.
     6.16 Attorney Fees. In the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be entitled to reimbursement by the other party or parties for all costs and expenses incurred in connection with the suit or action, including without limitation, reasonable attorney fees.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Management Agreement as of the date first above written.

CHS INC.

By: Name:	/s/ DONALD W. OLSON
Title:

UNITED BIO ENERGY, LLC

By:	/s/ BRIAN D. THOME
Name: Brian D. Thome
Title: President